Ex. 3.2        Execution version

AMENDMENT NO. 2
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NEW SOURCE ENERGY GP, LLC

This Amendment No. 2 (“Amendment”) to the Amended and Restated Limited Liability Company Agreement dated February 13, 2013, as amended by the First Amendment thereto, dated March 15, 2013 (as amended, the “Agreement”), of New Source Energy GP, LLC, a Delaware limited liability company (the “Company”) is made and entered into as of April 27, 2015 by Deylau, LLC, a Delaware limited liability company (“Deylau”). Capitalized terms used herein but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.
RECITALS

WHEREAS, reference is made to that certain Purchase Agreement dated as of April 27, 2015 (the “Purchase Agreement”), by and among Deylau, LLC, a Delaware limited liability company (“Deylau”), 2100 Energy LLC, an Oklahoma limited liability company (“2100 Energy”), and, for limited purposes, New Source Energy Partners L.P., a Delaware limited partnership, pursuant to which Deylau has agreed to transfer its 69.4% limited liability company interest in the Company by making an initial transfer of approximately 26.5% of the limited liability company interest (which, for the avoidance of doubt, constitutes an 18.4% limited liability company interest in the Company), followed by a second transfer of the remainder of the limited liability company interest (which, for the avoidance of doubt, constitutes a 51.0% limited liability company interest in the Company) upon the satisfaction of specified conditions set forth in the Purchase Agreement, to 2100 Energy for the consideration recited therein; and

WHEREAS, Deylau is the Member holding a majority of the outstanding Membership Interests; and

WHEREAS, in accordance with Section 11.4 of the Agreement, the execution of this Amendment has been approved by the consent of Members holding a majority of the then outstanding Membership Interests;
NOW, THEREFORE, the Agreement is hereby amended as follows:
Section 1.Amendments to Agreement. The Agreement is hereby amended as follows:
(a)Section 1.1 of the Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:
“Amendment Effective Date” means April 27, 2015.

“2100 Energy” means 2100 Energy LLC, an Oklahoma limited liability company.

Ex. 3.2

Section 7.4 of the Agreement is hereby amended and restated in its entirety to read as follows:
“The Chernicky Trust, Deylau and 2100 Energy each agree to consult with such Member’s tax advisor to determine the tax consequences of the acquisition of Membership Interests in the Company and the advisability of filing an election under Code Section 83(b) with respect to such Membership Interests. The Chernicky Trust, Deylau and 2100 Energy each agree to make an election under Code Section 83(b) with respect to such Membership Interests. Each such Member acknowledges that it is the sole responsibility of such Member, and not the Company, to file the election under Code Section 83(b) even if such Member requests the Company or any of its representatives to assist in making such filing. Each such Member who is required to file an election hereunder agrees to provide to the Company, on or before the due date for filing of such election, proof that such election has been filed timely.”
(a)    Section 10.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Such Transfer will be exempt from all applicable registration requirements and will not violate any Applicable Laws regulating the Transfer of securities, and the transferor shall provide an Opinion of Counsel to such effect; provided, however, that Members holding a majority of the then outstanding Membership Interests may waive in writing the Opinion of Counsel requirement described in this Section 10.2(b).”

(b)    The March 2013 Amended Exhibit A to the Agreement is amended and replaced by deleting it in its entirety and inserting the April 2015 Amended Exhibit A to the Agreement attached hereto as Annex A (the “April 2015 Amended Exhibit A”) in replacement therefor.
(c)    References in the second sentence of Section 3.1(a), the third sentence of Section 4.1(a), Section 5.1 and Section 11.1 of the Agreement to Exhibit A to the Agreement shall mean and be deemed to be references to the April 2015 Amended Exhibit A.
Section 2.    Miscellaneous.
(a)    Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
(b)    Governing Law. This Amendment is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.
(c)    Ratification. Except as amended hereby, the Agreement shall remain in full force and effect as previously executed and amended, and each of the Members hereby ratifies the Agreement as amended hereby.
[Signature page follows.]

Ex. 3.2

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

DEYLAU, LLC

By: /s/ Kristian Kos
Name: Kristian Kos
Title: Sole Manager

[Signature Page to Amendment No. 2]

Ex. 3.2

ANNEX A
APRIL 2015 AMENDED EXHIBIT A

Member	Membership Interest
New Source Energy Corporation (1)	5.6%
David J. Chernicky Trust (2)	25.0%
Deylau, LLC (3)	51.0%
2100 Energy LLC (4)	18.4%
Total:	100%

(1)	914 N. Broadway Ave., Suite 230, Oklahoma City, OK 73102.

(2)	1307 S. Boulder Avenue, Tulsa, Oklahoma 74119.

(3)	914 N. Broadway Ave., Suite 230, Oklahoma City, OK 73102.

(4)	2100 S. Utica Avenue, Suite 165, Tulsa, Oklahoma 74114.

Annex A — April 2015 Amended Exhibit A